PRESS RELEASE

FOR FURTHER INFORMATION:

INVESTOR AND MEDIA CONTACT:	AT SYNUTRA:
Haris Tajyar	Weiguo Zhang
Ph: 818-382-9702	Ph: 301-840-3888
htajyar@irintl.com	wzhang@synutra.com

FOR IMMEDIATE RELEASE
SEPTEMBER 9, 2009

SYNUTRA INTERNATIONAL ANNOUNCES SALE
OF DAIRY ASSETS FOR NEARLY $29 MILLION

Infant Formula Producer Trims Holdings of Farms and Factories in China
After Shift to Imported Milk Powder; Write-Off Estimated at $5 Million

Qingdao, China and Rockville, MD – September 9, 2009 -- Synutra International, Inc. (NASDAQ: SYUT), a leading producer of nutritional products for infants, children and adults, today announced that it has signed an agreement to sell three dairy farms and two milk processing factories in China. The buyer is Heilongjiang Wondersun Dairy Co., Ltd., which is paying an estimated $28.9 million for the assets.

The sale reflects Synutra’s shift to imported sources of raw milk powder following the September 2008 discovery of melamine in products of 22 Chinese formula producers, including some lots of Synutra’s U-Smart products. Following that incident and the subsequent product recalls, Synutra has been using imported milk powder from Europe and New Zealand in its U-Smart, Super and Helanruniu, or Holsteina series of powdered formula products. Synutra intends to continue using imported milk powder for these series of powdered formula products for the foreseeable future.

The facilities being sold are all located at Junchuan State Ranch in Luobei County, Heilongjiang Province. The three dairy farms, being sold by one of Synutra’s subsidiaries, Heilongjiang Baoquanling Shengyuan Dairy Cow Breeding Co., Ltd., total 147.5 acres. They included one operational farm of 17.3 acres and two farms under construction totaling 103.2 acres. The two milk powder production facilities are being sold by another Synutra subsidiary, Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd. The first is an operational plant with an annual capacity of 7,000 tons of powdered formula. The other is a newly constructed factory with an expected capacity of 15,000 tons of powdered formula. Wondersun is to pay 20% of the total purchase price within five business days after the sale agreement becomes effective.  Two later installments, totaling 70% of the purchase price, are expected to be due within the following two months, subject to certain contingencies. The final 10% is due in one year.

Synutra Announces Sale of Dairy Assets Press Release

Synutra expects to record a loss of approximately $5 million from the sale due to asset impairments, transaction costs and taxes. The proceeds will be added to working capital and will not be recorded as revenue.

CEO Sees Benefit from Streamlining of Operations

“Today’s divestiture reflects our strategy of streamlining our operations and adjusting to the new realities of infant formula production in China,” said Liang Zhang, Chairman and CEO of Synutra. “Our shift to imported sources of milk powder for major product lines after the melamine contamination left us with more domestic production capacity than immediately needed for the foreseeable future. We believe that with this disposition, we have increased our efficiency and optimized our asset utilization. Our remaining raw milk processing facilities located in Zhangjiakou, Luobei and other areas should be adequate for our domestic production needs. Meanwhile, we are hopeful that the working capital gained from this sale will help us to build our market share to levels at or above where we stood before the melamine incident.”

To be added to Synutra’s investor lists, please contact Haris Tajyar at htajyar@irintl.com or at 818-382-9702.

About Synutra International

Synutra International Inc. is a leading infant formula company in China. It principally produces markets and sells its products under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through extensive, nationwide sales and distribution network covering 29 provinces and provincial-level municipalities in China. As of June 30, 2009, this network comprised over 480 distributors and over 800 sub-distributors who sell Synutra products in over 65,000 retail outlets.

Forward-looking Statements: This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward- looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of our products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in the "Item 1. Business," "Item 1A. Risk Factors," "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," and other sections in Synutra's Form 10-K filed with the Securities and Exchange Commission on June 15, 2009. The forward-looking statements are made as of the date of this press release. Synutra International Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

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